EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Elects William M. Cook as New Director

ALPHARETTA, GEORGIA. July 21, 2016 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors elected Mr. William M. Cook on July 21, 2016, to serve as a director, replacing Edward Grzedzinski, whose retirement from the Board was announced earlier this year. The election of Mr. Cook is effective immediately and he will serve on the Company’s Audit Committee, effective on July 21, 2016.

Mr. Cook was previously Chairman and Chief Executive Officer of Donaldson Company Inc., a technology-driven global company that manufacturers filtration systems to remove contaminants from air and liquids. Prior to that, Mr. Cook held various senior leadership roles at Donaldson, including service as Chief Financial Officer, Senior Vice President — International, and Senior Vice President — Commercial and Industrial. Mr. Cook is also a Director of IDEX Corporation and Valspar Corporation.

“We are pleased to have Bill Cook as our newest Board member,” said John O’Donnell, Chief Executive Officer. “Bill’s extensive experience as a former CEO, CFO and business leader, as well as his public board experience and leadership within the filtration manufacturing industry, will contribute to our Board’s continued focus on actions that can consistently increase value for our shareholders.”

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.